Exhibit (j)(ii)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Auditors and Legal Counsel" in the Statement of Additional Information and to the incorporation by reference and use of our report dated November 12, 2002, on the financial statements and financial highlights of the SunAmerica Equity Funds (comprised of the SunAmerica Balanced Assets Fund, SunAmerica Blue Chip Growth Fund, SunAmerica Growth Opportunities Fund, SunAmerica New Century Fund, SunAmerica Growth and Income Fund, SunAmerica Focused Dividend Strategy Portfolio (formerly "Dogs" of Wall Street Fund), and SunAmerica International Equity Fund) as of and for the year ended September 30, 2002 in the Post-Effective Amendment Number 35 to the Registration Statement (Form N-1A No. 333-53589).



ERNST & YOUNG LLP


/s/ Ernst & Young LLP
Houston, Texas
January 21, 2003